Exhibit 5.2

October 8, 2024

Silexion Therapeutics Corp
2 Ha’ma’ayan Street
Modi’in-Maccabim-Reut, Israel 7177871

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is being furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”), filed by Silexion Therapeutics Corp, a Cayman Islands exempted company, (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of: (1) the issuance by the Company of an aggregate of 5,940,000 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) under warrants to purchase Ordinary Shares (the “Warrant Shares”); and (2) the sale by selling securityholders of: (i) up to 15,352,181 Ordinary Shares, consisting of (a) up to 5,796,181 currently outstanding Ordinary Shares (the “Resale Shares”), (b) up to 6,866,000 Ordinary Shares and an additional 2,500,000 Ordinary Shares, issuable upon conversion of amounts outstanding under two convertible promissory notes, respectively (the “Note Shares”), and (c) up to 190,000 ordinary shares issuable upon exercise of warrants to purchase Ordinary Shares (the “Private Warrant Shares” and together with the Warrant Shares, the Resale Shares and the Note Shares, the “Covered Shares”); and (ii) up to 190,000 warrants to purchase Ordinary Shares  (the “Warrants”). Each Warrant was issued pursuant to the Warrant Agreement, dated as of February 19, 2021, by and between Continental Stock Transfer & Trust Company (“Continental”) and Moringa Acquisition Corp (“Moringa”) (as amended pursuant to an Assignment, Assumption and Amendment Agreement, dated as of August 15, 2024, by and among Moringa, the Company (formerly known as Biomotion Sciences), and Continental, prior to the issuance of the Warrants, the “Warrant Agreement”). Because the Warrant Agreement contains provisions stating that they are to be governed by the laws of the State of New York, this opinion is being given in accordance with the Legal Matters section of the Registration Statement, as it pertains to the portions of New York law set forth below.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the Cayman Islands, we have relied upon the opinion dated on or about the date hereof of Maples and Calder (Cayman) LLP which opinion is being filed as Exhibit 5.1 to the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

We are acting as U.S. securities counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined the Registration Statement, the Amended and Restated Business Combination Agreement, dated April 3, 2024 by and among the Company, Moringa Acquisition Corp, a Cayman Islands exempted company, August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of the Company, Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company, and Silexion Therapeutics Ltd., an Israeli company and any amendments thereto (the “Business Combination Agreement”), the Warrant Agreement, the form of Warrant Certificate attached as Exhibit A to the Warrant Agreement and have also examined and relied upon minutes of meetings of the board of directors of the Company as provided to us by the Company, the articles of association of the Company, as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We have assumed further that the Business Combination Agreement and the Warrant Agreement have been duly authorized, executed and delivered by the parties thereto. We have assumed further that the Company has duly authorized the Covered Shares and the Warrants. We have assumed further that the Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power, authority and legal right to issue the Covered Shares and the Warrants.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Warrants are legally binding obligations of the Company enforceable in accordance with their terms in accordance with the Warrant Agreement, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant; and (e) we have assumed the Exercise Price (as defined in the Warrant Agreement) will not be adjusted to an amount below the par value per share of the Ordinary Shares.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Legal Matters section of the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP